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                                                                      EXHIBIT 99

                              FORM OF PRESS RELEASE

COMPANY PRESS RELEASE

Source:  Tandy Brands Accessories, Inc.

    TANDY BRANDS ACCESSORIES, INC. RENEWS AND AMENDS STOCKHOLDER RIGHTS PLAN

ARLINGTON, Texas, November 2, 1999

Tandy Brands Accessories, Inc. (Nasdaq:TBAC) announced today that its Board of Directors has renewed the Company's stockholder rights plan designed to protect its stockholders from unsolicited, coercive takeover proposals. A new amended and restated plan was adopted in the normal course of updating and extending the predecessor stockholder rights plan, which was scheduled to expire on December 31, 2000, and not in response to any acquisition proposal. The expiration date of the rights plan has been extended to October 19, 2009. The amended plan has been altered to reflect prevailing stockholder rights plan terms, such as lowering the share ownership level which triggers the exercise of the rights and eliminating the continuing director provision. The amended plan provides for an increase in the exercise price of the rights under the plan from $36.00 to $70.00.

Tandy Brands Accessories, Inc. designs, manufactures and markets fashion accessories for men, women and children. Key product categories include belts, wallets, suspenders, handbags, socks, scarves and hair accessories. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution.